EXHIBIT 99

                         Press Release dated May 7, 2003


Press Release
The First National Bank of Litchfield


     First Litchfield Financial Corporation Announces First Quarter Earnings


     Litchfield, Connecticut, May 7, 2003...First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the first quarter of 2003. Net income for the quarter totaled $561,000 or $.31 and $.32 per diluted and basic earnings per share, respectively. These earnings are up 47% from 2002 first quarter earnings of $380,000, or $.21 and $.22 per diluted and basic earnings per share. The increased profitability resulted from growth in net interest income along with a continued commitment to manage non-interest expense.


     Net interest income for the first quarter of 2003 totaled $2,541,000, up 10% or $222,000 from 2002. The improvement in net interest income is due to the positive effect which the continued low interest rate environment has had on the Bank's net interest margin. Specifically, funding costs for deposits and borrowed money declined to a greater degree than the decrease in yields on earning asset. Additionally, significant core deposit growth enabled the Bank to reduce its dependence on more expensive borrowed funds. Total deposits at March 31, 2003 totaled $281,588,000 up 15% from March 31, 2002 deposits of
$245,428,000. Deposit growth is mainly attributable to the opening of the Bank's new Torrington Branch and the lack of investor confidence in alternative financial markets.


     Non-interest income declined by 13% from the same period in 2002, due mainly to a nonrecurring gain of $103,000 from the sale of the Anthem/Blue Cross stock recognized in the first quarter of 2002. Trust fees for the first quarter of 2003 are up 10% over the first quarter of 2002. This increase is due to growth in estate settlement fees as well as increased assets under management. During the first quarter, the Bank launched its retail investment program under the trade name First Litchfield Financial Services. This program enables the Bank to offer mutual funds, annuities and life insurance products at branch locations through its relationship with Infinex Investments, Incorporated and Infinex Insurance Agency, Inc.


     Finally, noninterest expenses for quarter ending March 31, 2003, which include pre- opening costs associated with the new Torrington Branch, are below first quarter 2002 levels. Noninterest expense for first quarter 2002 included certain nonrecurring personnel expenses associated with the retirement of the former president.


     The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814. The new full service branch in downtown Torrington opened in March of 2003.



Contact Person:  Joseph J. Greco, President
                 (860) 567-6438